EXHIBIT 99

PRESS RELEASE DATED JANUARY 29, 2020

Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519

FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES
FOURTH QUARTER AND YEAR END 2019 RESULTS

NOTABLE ITEMS INCLUDE:

FOURTH QUARTER 2019

•	DILUTED EARNINGS PER COMMON SHARE OF $0.21 FOR THE FOURTH QUARTER OF 2019, COMPARED TO $0.28 FOR THE THIRD QUARTER OF 2019, AND $0.21 FOR THE FOURTH QUARTER OF 2018.

◦
Earnings for the current quarter reflect the benefit of $1.0 million, or $0.02 per diluted share, of tax-exempt income from bank owned life insurance proceeds, offset by $755,000 after tax in occupancy costs, related to the consolidation of three branches, and $125,000 of merger-related costs, for a total of $0.02 per diluted share.

◦
Earnings for the trailing quarter reflect the benefit of $2.4 million, or $0.05 per diluted share, of tax-exempt income from bank owned life insurance proceeds, and $1.6 million, after tax, or $0.03 per diluted share, of income related to recoveries on loans previously charged-off.

◦	Earnings for the fourth quarter of 2018 reflect excess tax benefits related to the exercise or vesting of equity awards of $514,000, or $0.01 per diluted share.

•	ORIGINATED LOANS, NET INCREASED $127.4 MILLION, OR 17.8% ANNUALIZED

•	DEPOSITS, EXCLUDING BROKERED, INCREASED $65.6 MILLION, OR 8.5% ANNUALIZED

•	CONSOLIDATED THREE BRANCHES, EFFECTIVE DECEMBER 31, 2019

•	ANNOUNCED THE PROPOSED ACQUISITION OF VSB BANCORP, INC. ON DECEMBER 23, 2019, WITH APPROXIMATELY $376 MILLION OF ASSETS, $157 MILLION OF LOANS, AND $325 MILLION OF DEPOSITS

•	CASH DIVIDEND OF $0.11 PER SHARE OF COMMON STOCK DECLARED PAYABLE FEBRUARY 26, 2020, TO STOCKHOLDERS OF RECORD AS OF FEBRUARY 12, 2020

FULL YEAR 2019

•	DILUTED EARNINGS PER COMMON SHARE OF $0.85 FOR BOTH 2019 AND 2018

◦
2019 full year earnings reflect $3.4 million, or $0.07 per diluted share, of tax-exempt income from bank owned life insurance proceeds, and $1.6 million, after tax, or $0.03 per diluted share, of income related to recoveries on loans previously charged-off, partially offset by $755,000 after tax in occupancy costs, related to the consolidation of three branches, and $125,000 of merger-related costs, for a total of $0.02 per diluted share.

◦	2018 full year earnings reflect excess tax benefits of $2.7 million, or $0.06 per diluted share.

•	ORIGINATED LOANS, NET INCREASED $308.2 MILLION, OR 11.5%

•	DEPOSITS, EXCLUDING BROKERED, INCREASED $138.1 MILLION, OR 4.6%

•	REPURCHASED 1.0 MILLION SHARES IN THE AMOUNT OF $15.8 MILLION UNDER A STOCK REPURCHASE PROGRAM

WOODBRIDGE, NEW JERSEY, JANUARY 29, 2020....NORTHFIELD BANCORP, INC. (the “Company”) (NASDAQ:NFBK), the holding company for Northfield Bank, reported net income of $10.1 million, or diluted earnings per common share of $0.21, for the quarter ended December 31, 2019, as compared to net income of $13.1 million, or diluted earnings per common share of $0.28, for the quarter ended September 30, 2019, and net income of $9.9 million, or diluted earnings per common share of $0.21, for the quarter ended December 31, 2018. For the year ended December 31, 2019, the Company reported net income of $40.2 million, or diluted earnings per common share of $0.85, compared to net income of $40.1 million, or diluted earnings per common share of $0.85, for the year ended December 31, 2018.

Earnings for the quarters ended December 31, 2019, and September 30, 2019, and year ended December 31, 2019, included $1.0 million, or $0.02 per diluted share, $2.4 million, or $0.05 per diluted share, and $3.4 million, or $0.07 per diluted share, respectively, of tax-exempt income from bank owned life insurance proceeds in excess of the cash surrender value of the policies. Earnings for the quarter ended September 30, 2019, and year ended December 31, 2019, also included $1.6 million, after tax, or $0.03 per diluted share, of income related to recoveries on loans previously charged-off. Earnings for the quarter and year ended December 31, 2019, included $755,000 after tax in occupancy costs, related to the consolidation of three branches, and $125,000 of merger-related costs, for a total of $0.02 per diluted share. Earnings for the quarter and year ended December 31, 2018, benefited from excess tax benefits related to the exercise or vesting of equity awards of $514,000, or $0.01 per diluted share, and $2.7 million, or $0.06 per diluted share, respectively. There were no material excess tax benefits for the quarter or year ended December 31, 2019.

Commenting on the fourth quarter and annual results, Steven M. Klein, the Company’s President and Chief Executive Officer noted, “We reported strong financial results for the three months and year ended December 31, 2019, as we continued to successfully execute on our key strategic initiatives, focused on prudent and disciplined loan and deposit growth, technology investment and implementation, team member training and development, and promotion of our brand. Additionally, we announced the merger agreement with VSB Bancorp, Inc. which will strengthen Northfield’s presence on Staten Island and bring total assets to approximately $5.4 billion. We look forward to the combination of two organizations that expands our market share on Staten Island and enables us to better serve the business and retail customers of Staten Island.”

Mr. Klein further noted, “I’m pleased to announce that the Board of Directors has declared a cash dividend of $0.11 per common share payable on February 26, 2020, to stockholders of record on February 12, 2020.”

Results of Operations
Comparison of Operating Results for the Years Ended December 31, 2019 and 2018
Net income was $40.2 million and $40.1 million for the years ended December 31, 2019 and 2018, respectively. Significant variances from the prior year are as follows: a $543,000 increase in net interest income, a $2.6 million decrease in the provision for loan losses, a $6.7 million increase in non-interest income, a $6.5 million increase in non-interest expense, and a $3.2 million increase in income tax expense.

Net interest income for the year ended December 31, 2019, increased $543,000, or 0.5%, to $111.8 million, from $111.2 million for the year ended December 31, 2018, primarily due to a $427.7 million, or 10.8%, increase in our average interest-earning assets, partially offset by a 26 basis point decrease in our net interest margin to 2.55% from 2.81% for the year ended December 31, 2018. The increase in average interest-earning assets was primarily attributable to increases in average loans outstanding of $120.9 million, average mortgage-backed securities of $237.1 million, and average other securities of $62.8 million. The decrease in our net interest margin was primarily due to the cost of our interest bearing liabilities outpacing the improvement in yields earned on interest-earning assets. The cost of interest bearing liabilities increased 35 basis points to 1.51% for the year ended December 31, 2019, from 1.16% for the year ended December 31, 2018, while yields on interest-earning assets increased four basis points to 3.76% for the year ended December 31, 2019, from 3.72% for the year ended December 31, 2018, primarily driven by higher yields on loans and securities. Net interest income for the year ended December 31, 2019, included loan prepayment income of $1.6 million, compared to $2.0 million for the year ended December 31, 2018. Also included in net interest income for the year ended December 31, 2019 is $314,000 of interest income recorded from the pay-off of a non-accrual loan.

The provision for loan losses decreased by $2.6 million to $22,000 for the year ended December 31, 2019, from $2.6 million for the year ended December 31, 2018. The decrease in the provision was primarily due to a $1.8 million recovery on a loan previously charged-off and an improvement in asset quality indicators, offset by a $521,000 charge-off on an impaired commercial real estate loan, and loan growth. Net recoveries were $1.2 million for the year ended December 31, 2019, as compared to net charge-offs of $1.3 million for the year ended December 31, 2018.

Non-interest income increased $6.7 million, or 82.2%, to $14.8 million for the year ended December 31, 2019, from $8.1 million for the year ended December 31, 2018, primarily due to an increase in income on bank owned life insurance, attributable to $3.4 million of insurance proceeds in excess of the related cash surrender value of the policies, and an increase of $2.9 million in gains on trading securities, net. For the year ended December 31, 2019, gains on trading securities were $2.0 million, as compared to losses of $879,000 for the year ended December 31, 2018. The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the Company's deferred compensation plan (the Plan). The participants of this Plan, at their election, defer a portion of their compensation. Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values.

Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the Plan.

Non-interest expense increased $6.5 million, or 9.7%, to $73.5 million for the year ended December 31, 2019, from $67.0 million for the year ended December 31, 2018. This is due primarily to increases of $4.8 million in employee compensation and benefits; $1.6 million in occupancy costs; $668,000 in data processing costs; and $716,000 in advertising costs. Of the $4.8 million increase in compensation and employee benefits, $2.9 million is related to the Company's deferred compensation plan, which is described above and has no effect on net income, with the remainder attributable to increased costs associated with new hires related to a branch opening and new lending personnel, merit increases effective January 1, 2019, and higher medical benefit costs, partially offset by a decrease in equity award expense. The increase in occupancy costs is primarily attributable to costs associated with the consolidation of three branches, and to a lesser extent higher rent expense associated with a new branch opening. The increase in data processing costs is related to our continued strategic initiative to enhance our technology solutions both internally and to our customers, and growth in the number of accounts we service. The increase in advertising expense is attributable to the timing of advertising programs and increased expenditure focused on driving growth. These increases were partially offset by decreases of $502,000 in federal insurance premiums due to a reduction in our deposit insurance assessment as a result of the utilization of credits, and $869,000 in other non-interest expense, primarily related to a decrease in Directors' equity award expense. Non-interest expense included equity award expense of $3.2 million for the year ended December 31, 2019, as compared to $5.4 million for the year ended December 31, 2018. The lower expense in the current year is primarily attributable to equity awards that were fully vested on June 11, 2019.

On September 16, 2019, the Company announced its intention to combine three branch offices (two located in Brooklyn, New York, and one in Milltown, New Jersey) into existing nearby Northfield Bank locations. The branch consolidations were effective December 31, 2019, and the Company recorded a one-time charge in occupancy costs of approximately $1.0 million, attributable to accelerated lease rental expense and accelerated leasehold amortization expense. The Company expects the benefit of annual pre-tax cost savings of approximately $1.5 million going forward as a result of the consolidation.

The Company recorded income tax expense of $12.8 million for the year ended December 31, 2019, compared to $9.6 million for the year ended December 31, 2018. The effective tax rate for the year ended December 31, 2019, was 24.1%, compared to 19.4% for the year ended December 31, 2018. The increase was primarily due to lower excess tax benefits related to the exercise or vesting of equity awards and changes in New Jersey tax laws, partially offset by $3.4 million of tax-exempt income from bank owned life insurance proceeds in excess of the cash surrender value of the policies. There were no material excess tax benefits recorded for year ended December 31, 2019. Excess tax benefits were $2.7 million for year ended December 31, 2018. Excess tax benefits will fluctuate throughout the year based on the Company's stock price and timing of employee stock option exercises and vesting of other share-based awards.

On May 15, 2019, the State of New Jersey issued a tax technical bulletin, subsequently revised on December 16, 2019, which gives guidance on the treatment of real estate investment trusts in connection with the combined reporting for New Jersey corporate business tax purposes. Real estate investment trusts and investment companies will be excluded from the combined group and will continue to file separate New Jersey tax returns. As a result of this guidance the Company recorded an additional $889,000 of state tax expense net of federal benefit for the year ended December 31, 2019. The $889,000 increase was comprised of $1.1 million of current tax expense, partially offset by a write-up of deferred tax assets of $239,000.

Comparison of Operating Results for the Three Months Ended December 31, 2019, and 2018

Net income was $10.1 million and $9.9 million for the quarters ended December 31, 2019 and December 31, 2018, respectively. Significant variances from the comparable prior year quarter are as follows: a $472,000 increase in net interest income, a $165,000 increase in the provision for loan losses, a $3.6 million increase in non-interest income, a $2.9 million increase in non-interest expense, and a $738,000 increase in income tax expense.

Net interest income for the quarter ended December 31, 2019, increased by $472,000, or 1.7%, to $28.5 million, from $28.0 million for the quarter ended December 31, 2018, primarily due to an increase in our average interest-earning assets of $521.8 million, or 12.8%, partially offset by a 27 basis point decrease in our net interest margin to 2.45% from 2.72% for the quarter ended December 31, 2018. The increase in average interest-earning assets was due to increases in average loans outstanding of $182.3 million, average mortgage-backed securities of $344.4 million, average interest-earning deposits in financial institutions of $32.1 million, and average Federal Home Loan Bank of New York (“FHLBNY”) stock of $12.9 million, partially offset by a $49.9 million decrease in average other securities. The decrease in net interest margin was due to the cost of our interest-bearing liabilities, which increased 15 basis points to 1.50% for the quarter ended December 31, 2019, from 1.35% for the quarter ended December 31, 2018, coupled with lower yields earned on interest-earning assets, primarily attributable to lower yields on mortgage-backed and other securities, which decreased 11 basis points to 3.67% for the quarter ended December 31, 2019, from 3.78% for the quarter ended December 31, 2018. Net interest income for the quarter ended December 31, 2019, included loan prepayment income of $362,000 as compared to $503,000 for the quarter ended December 31, 2018.

The provision for loan losses increased by $165,000 to $772,000 for the quarter ended December 31, 2019, from $607,000 for the quarter ended December 31, 2018, primarily due to originated loan growth, partially offset by a decrease in net charge-offs and an improvement in asset quality indicators. Net charge-offs were $131,000 for the quarter ended December 31, 2019, compared to $797,000 for the quarter ended December 31, 2018.

Non-interest income increased by $3.6 million to $4.2 million for the quarter ended December 31, 2019, from $640,000 for the quarter ended December 31, 2018, primarily due to a $1.0 million increase in income on bank owned life insurance, attributable to insurance proceeds in excess of the related cash surrender value of the policies, and a $2.1 million increase in gains on trading securities, net. Gains on trading securities were $531,000 for the quarter ended December 31, 2019, as compared to losses of $1.6 million in the comparative prior year quarter. As previously noted, the trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the Company's deferred compensation plan, and gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values.

Non-interest expense increased by $2.9 million, or 18.7%, to $18.7 million for the quarter ended December 31, 2019, as compared to $15.8 million for the comparable prior year quarter, primarily due to a $2.6 million increase in compensation and employee benefits, $2.1 million of which is related to the mark-to-market adjustment on trading securities in the Company’s deferred compensation plan and has no effect on net income, with the remainder attributable to higher salary expense, partially offset by lower equity award expense. Additionally, there was a $1.2 million increase in occupancy costs, primarily attributable to costs associated with the consolidation of three branches effective December 31, 2019 (discussed above). Partially offsetting the increases, were decreases of $310,000 in advertising expense, related to the timing of programs, $227,000 in federal insurance premiums due to a reduction is our deposit insurance assessment as a result of utilization of credits, and $356,000 in other non-interest expense, primarily related to lower Directors' equity award expense. Non-interest expense included equity award expense of $371,000 and $1.3 million for the quarters ended December 31, 2019 and December 31, 2018, respectively. The lower expense in the current quarter is primarily attributable to equity awards that were fully vested on June 11, 2019. Also included in non-interest expense for the quarter ended December 31, 2019, is $125,000 of merger-related expense.

The Company recorded income tax expense of $3.1 million for the quarter ended December 31, 2019, compared to $2.3 million for the quarter ended December 31, 2018. The effective tax rate for the quarter ended December 31, 2019, was 23.2%, as compared to 18.9% for the quarter ended December 31, 2018, the higher rate due in part to changes in New Jersey tax laws related to treatment of real estate investment trusts in connection with combined reporting for New Jersey corporate business tax purposes, partially offset by $1.0 million of tax-exempt income from bank owned life insurance proceeds in excess of the cash surrender value of the policies.

Comparison of Operating Results for the Three Months Ended December 31, 2019, and September 30, 2019

Net income was $10.1 million and $13.1 million for the quarters ended December 31, 2019 and September 30, 2019, respectively. Significant variances from the prior quarter are as follows: a $344,000 decrease in net interest income, a $2.1 million increase in the provision for loan losses, a $537,000 decrease in non-interest income, a $1.9 million increase in non-interest expense, and a $1.8 million decrease in income tax expense.

Net interest income for the quarter ended December 31, 2019, decreased by $344,000, or 1.2%, to $28.5 million, from $28.8 million for the quarter ended September 30, 2019, as a 12 basis point decrease in our net interest margin to 2.45% more than offset a $161.5 million, or 3.6%, increase in our average interest-earning assets as compared to prior quarter. The decrease in net interest margin was primarily due to a decrease in yields earned on interest-earning assets, which decreased 15 basis points to 3.67% for the quarter ended December 31, 2019, from 3.82% for the quarter ended September 30, 2019, partially offset by a decrease in the cost of interest-bearing liabilities of five basis points to 1.50% for the current quarter as compared to 1.55% for the prior quarter. The increase in our average interest-earning assets was primarily due to increases in average loans outstanding of $50.7 million, average mortgage-backed securities of $99.6 million, average interest-earning deposits in financial institutions of $30.4 million, and average FHLBNY stock of $6.1 million, partially offset by decreases in average other securities of $25.3 million. Net interest income for the quarter ended December 31, 2019, included loan prepayment income of $362,000 as compared to $596,000 for the quarter ended September 30, 2019.

The provision for loan losses increased by $2.1 million to $772,000 for the quarter ended December 31, 2019, from a negative provision of $1.3 million for the quarter ended September 30, 2019, primarily due to loan growth. The negative provision in the prior quarter was primarily related to a $1.8 million recovery on a loan previously charged off. Net charge-offs were $131,000 for the quarter ended December 31, 2019, compared to net recoveries of $1.5 million for the quarter ended September 30, 2019.

Non-interest income decreased by $537,000, or 11.4%, to $4.2 million for the quarter ended December 31, 2019, from $4.7 million for the quarter ended September 30, 2019, primarily due to a $1.3 million decrease in income on bank owned life insurance, attributable to lower insurance proceeds in excess of the related cash surrender value of the policies, partially offset by an increase of $500,000 in gains on trading securities, net.

Non-interest expense increased by $1.9 million, or 11.0%, to $18.7 million for the quarter ended December 31, 2019, as compared to $16.9 million for the quarter ended September 30, 2019, primarily due to an increase in compensation and employee benefits of $648,000, largely related to the mark-to-market adjustment on trading securities in the Company’s deferred compensation plan, and a $1.1 million increase in occupancy costs, primarily related to the consolidation of three branches effective December 31, 2019 (discussed above). Included in non-interest expense for the quarter ended December 31, 2019, is $125,000 of merger-related expenses.

The Company recorded income tax expense of $3.1 million for the quarter ended December 31, 2019, compared to $4.8 million for the quarter ended September 30, 2019. The effective tax rate for the quarter ended December 31, 2019, was 23.2%, as compared to 26.9% for the quarter ended September 30, 2019. The effective tax rate for the September quarter was higher due to tax benefits on non-qualified stock options and restricted stock exceeding actual deduction at vesting or exercise, partially offset by higher tax-exempt income received.
Financial Condition
Total assets increased $646.9 million, or 14.7%, to $5.06 billion at December 31, 2019, from $4.41 billion at December 31, 2018. The increase was primarily attributable to increases in our available-for-sale debt securities portfolio of $330.3 million, or 40.9%, loans held-for-investment, net, of $191.9 million, or 5.9%, cash and cash equivalents of $70.1 million or 90.1%, FHLBNY stock of $17.1 million, or 75.8%, and the recording of our operating leased assets of $39.5 million from the adoption of a new lease accounting standard, Accounting Standards Update (ASU) No. 2016-02 Leases (Topic 842) on January 1, 2019. The new lease standard requires us to recognize on the balance sheet right-of-use assets, which approximate the present value of our remaining lease payments.

As of December 31, 2019, we estimate that our non-owner occupied commercial real estate concentration (as defined by regulatory guidance issued in 2006) to total risk-based capital was approximately 449%. Management believes that Northfield Bank (the Bank) has implemented appropriate risk management practices including risk assessments, board approved underwriting policies and related procedures which include monitoring bank portfolio performance, performing market analysis (economic and real estate), and stressing of the Bank’s commercial real estate portfolio under severe adverse economic conditions. Although management believes the Bank has implemented appropriate policies and procedures to manage our commercial real estate concentration risk, the Bank’s regulators could require us to implement additional policies and procedures or could require us to maintain higher levels of regulatory capital, which might adversely affect our loan originations, ability to pay dividends, and profitability.

Cash and cash equivalents increased by $70.1 million, or 90.1%, to $147.8 million at December 31, 2019, from $77.8 million at December 31, 2018, primarily due to an increase in cash balances held at the Federal Reserve Bank as a result of management's efforts to increase cash and liquidity throughout the year through deposit inflows. Balances fluctuate based on the timing of receipt of security and loan repayments and the redeployment of cash into higher-yielding assets such as loans and securities, or the funding of deposit outflows or borrowing maturities.

Loans held-for-investment, net, increased $191.9 million to $3.44 billion at December 31, 2019, as compared to $3.25 billion at December 31, 2018, primarily due to an increase in originated loans held-for-investment, net, partially offset by decreases in acquired loans of $113.5 million and purchased credit-impaired (“PCI”) loans of $2.8 million. Originated loans held-for-investment, net, totaled $2.99 billion at December 31, 2019, as compared to $2.68 billion at December 31, 2018. The increase was primarily due to an increase in multifamily real estate loans of $265.9 million, or 13.8%, to $2.20 billion at December 31, 2019, from $1.93 billion at December 31, 2018, and to a lesser extent, a $29.4 million, or 5.9%, increase in commercial real estate loans to $528.7 million at December 31, 2019, from $499.3 million at December 31, 2018.

On June 12, 2019, New York City announced revised rent laws that included: repealing provisions that remove units from rent stabilization when rent crosses a high threshold or when a unit becomes vacant; or if the tenant’s income is $200,000 or higher in the preceding two years. The updated laws also eliminate a “vacancy bonus” provision which allowed property owners to raise rents as much as 20% each time a unit becomes vacant. At December 31, 2019, the Company has approximately $397.8 million in multifamily loans in New York City with tenants that have some form of rent stabilization or rent control. The weighted average loan to value (“LTV”) was 46.1% based on the current balance and the collateral value at date of origination on this portfolio. The highest LTV in this portfolio is 72.8%. All of the loans are performing as agreed. Management will continue to evaluate the effect of rent regulations on the collateral values.

The following tables detail our multifamily real estate originations for the years ended December 31, 2019 and 2018 (dollars in thousands):

Year Ended December 31, 2019
Originations	Weighted Average Interest Rate	Weighted Average Loan-to-Value Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$455,688	4.02%	58%	99	V	10-30 Years
23,310	4.39%	50%	167	F	10-15 Years
$478,998	4.04%	58%

Year Ended December 31, 2018
Originations	Weighted Average Interest Rate	Weighted Average Loan-to-Value Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$383,062	4.01%	62%	79	V	15-30 Years
16,230	4.23%	36%	181	F	15 Years
$399,292	4.02%	61%
Acquired loans decreased by $113.5 million to $432.7 million at December 31, 2019, from $546.2 million at December 31, 2018, primarily due to paydowns of lower yield one-to-four family residential and multifamily loans with weighted average interest rates (net of the servicing fee retained by the originating bank) of 3.48% and 3.44%, respectively, partially offset by purchases of one-to-four family residential mortgage loan pools totaling $44.2 million.

The following table provides the details of the loan pools purchased during the year ended December 31, 2019 (dollars in thousands):

Purchase Amount	Loan Type	Weighted Average Interest Rate (1)	Weighted Average Loan-to-Value Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Original Amortization Term
$4,230	Residential	4.19%	70.5%	324	F	15 - 30 Years
17,253	Residential	3.69%	63.0%	78	V	30 Years
19,448	Residential	4.19%	71.3%	333	F	30 Years
3,262	Residential	3.93%	65.5%	346	F	30 Years
$44,193		3.98%
(1) Net of servicing fee retained by the originating bank
The geographic locations of the properties collateralizing the loans purchased in the table above are as follows: 83% in Massachusetts, 13% in New York, and 4% in New Jersey.
Purchased credit-impaired (PCI) loans totaled $17.4 million at December 31, 2019, as compared to $20.1 million at December 31, 2018. The majority of the PCI loan balance consists of loans acquired as part of a Federal Deposit Insurance Corporation-assisted transaction. The Company accreted interest income of $1.0 million and $4.1 million attributable to PCI loans for the three months and year ended December 31, 2019, respectively, as compared to $1.0 million and $4.2 million for the three months and year-ended December 31, 2018, respectively.

The Company’s debt securities available-for-sale portfolio increased by $330.3 million, or 40.9%, to $1.14 billion at December 31, 2019, from $808.0 million at December 31, 2018. The increase was primarily attributable to purchases of mortgage-backed and corporate securities, partially offset by paydowns and sales. At December 31, 2019, $973.1 million of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. In addition, the Company held $164.9 million in corporate bonds, substantially all of which were considered investment grade at December 31, 2019, and municipal bonds of $299,000.

Other assets decreased $5.4 million, or 17.0%, to $26.2 million at December 31, 2019, from $31.6 million at December 31, 2018. The decrease was primarily attributable to a decrease in net deferred tax assets associated with an increase in net unrealized gains on our debt securities available-for-sale portfolio.
Total liabilities increased $617.5 million, or 16.5%, to $4.36 billion at December 31, 2019, from $3.74 billion at December 31, 2018. The increase was primarily attributable to increases in deposits of $121.7 million, securities sold under agreements to repurchase of $75.0 million, other borrowings of $373.1 million, and lease liabilities of $44.1 million, attributable to capitalization of our operating leases as a result of the adoption of ASU No. 2016-02, effective January 1, 2019.

Deposits increased $121.7 million, or 3.7%, to $3.41 billion at December 31, 2019, as compared to $3.29 billion at December 31, 2018. The increase was primarily attributable to increases of $107.9 million in transaction accounts and $152.9 million in savings accounts, partially offset by decreases of $90.8 million in money market accounts, and $48.3 million in certificate of deposit accounts.

Deposit account balances are summarized as follows (dollars in thousands):

	December 31, 2019	September 30, 2019	December 31, 2018
Transaction:
Non-interest bearing checking	$387,409	$399,237	$395,375
Negotiable orders of withdrawal	573,927	542,315	458,012
Total transaction	961,336	941,552	853,387
Savings:
Savings	747,186	733,086	594,290
Money market	651,159	670,904	741,939
Total savings	1,398,345	1,403,990	1,336,229
Certificates of deposit:
Brokered deposits	259,024	253,651	275,398
$250,000 and under	654,565	622,785	696,957
Over $250,000	134,963	115,331	124,541
Total certificates of deposit	1,048,552	991,767	1,096,896
Total deposits	$3,408,233	$3,337,309	$3,286,512

Included in the table above are business and municipal deposit account balances as follows (dollars in thousands):

	December 31, 2019	September 30, 2019	December 31, 2018
Business customers	$508,901	$517,670	$468,166
Municipal customers	$371,214	$363,574	$337,053

Borrowings and securities sold under agreements to repurchase increased to $857.0 million at December 31, 2019, from $408.9 million at December 31, 2018.  Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent as part of leverage strategies.

The following is a table of term borrowing maturities (excluding capitalized leases and overnight borrowings) and the weighted average rate by year at December 31, 2019 (dollars in thousands):

Year	Amount	Weighted Average Rate
2020	$411,000	1.77%
2021	170,000	1.98%
2022	120,000	2.29%
2023	87,500	2.89%
2024	50,000	2.47%
Thereafter	12,500	3.00%
	$851,000	2.06%

Total stockholders’ equity increased by $29.4 million to $695.9 million at December 31, 2019, from $666.4 million at December 31, 2018. This increase was primarily attributable to net income of $40.2 million for year ended December 31, 2019, a $13.8 million increase in accumulated other comprehensive income associated with unrealized gains on our debt securities available-for-sale portfolio, and a $11.4 million increase in ESOP and equity award activity. The increase was partially offset by $20.2 million in dividend payments and $15.8 million in stock repurchases.

Asset Quality

The following table details total originated and acquired (but excluding PCI) non-accruing loans, non-performing loans, non-performing assets, troubled debt restructurings on which interest is accruing, and accruing loans 30 to 89 days delinquent at December 31, 2019, September 30, 2018, and December 31, 2018 (dollars in thousands):

	December 31, 2019	September 30, 2019	December 31, 2018
Held-for-investment
Real estate loans:
Commercial(1)	$7,922	$8,310	$7,291
One-to-four family residential	889	895	1,129
Multifamily	437	444	566
Home equity and lines of credit	185	149	151
Commercial and industrial	—	—	25
Total non-accrual loans:	9,433	9,798	9,162
Loans delinquent 90 days or more and still accruing:
Held-for-investment
Real estate loans:
Commercial	253	553	—
One-to-four family residential	265	6	33
Home equity and lines of credit	—	37	—
Total loans delinquent 90 days or more and still accruing	518	596	33
Total non-performing loans	9,951	10,394	9,195
Total non-performing assets	$9,951	$10,394	$9,195
Non-performing loans to total loans held-for-investment, net	0.29%	0.31%	0.28%
Non-performing assets to total assets	0.20%	0.22%	0.21%
Loans subject to restructuring agreements and still accruing	$14,143	$14,316	$16,390
Accruing loans 30-89 days delinquent	$8,206	$5,348	$8,562

(1) Included in commercial non-accrual loans is a $1.3 million loan that was paid-off in full in January 2020.

Accruing Loans 30 to 89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status totaled $8.2 million and $8.6 million at December 31, 2019, and December 31, 2018, respectively. The following table sets forth delinquencies for accruing loans by type and by amount at December 31, 2019, September 30, 2018, and December 31, 2018 (dollars in thousands):

	December 31, 2019	September 30, 2019	December 31, 2018
Real estate loans:
Commercial	$5,450	$2,475	$2,377
One-to-four family residential	1,590	2,235	4,120
Construction and land	147	—	—
Multifamily	547	431	2,018
Home equity and lines of credit	217	112	—
Commercial and industrial loans	229	87	45
Other loans	26	8	2
Total delinquent accruing loans	$8,206	$5,348	$8,562

PCI Loans (Held-for-Investment)

At December 31, 2019, based on contractual principal, 20.9% of PCI loans were past due 30 to 89 days, and 24.3% were past due 90 days or more, as compared to 10.0% and 23.3%, respectively, at December 31, 2018.

About Northfield Bank

Northfield Bank, founded in 1887, operates 37 full-service banking offices in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.
Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc.  Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong.  They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, if any, and adverse changes in the securities markets.  Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables to follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

	At or For the Three Months Ended			At or For the Year Ended
	December 31,		September 30,	December 31,
	2019	2018	2019	2019	2018
Selected Financial Ratios:
Performance Ratios(1):
Return on assets (ratio of net income to average total assets) (7) (8) (9) (10)	0.82%	0.91%	1.10%	0.86%	0.95%
Return on equity (ratio of net income to average equity) (7) (8) (9) (10)	5.79	6.00	7.59	5.89	6.17
Average equity to average total assets	14.11	15.18	14.44	14.58	15.47
Interest rate spread	2.16	2.43	2.27	2.25	2.56
Net interest margin	2.45	2.72	2.57	2.55	2.81
Efficiency ratio(2) (8) (9)	57.32	55.08	50.28	58.10	56.16
Non-interest expense to average total assets	1.51	1.44	1.41	1.57	1.60
Non-interest expense to average total interest-earning assets	1.61	1.53	1.50	1.68	1.69
Average interest-earning assets to average interest-bearing liabilities	123.40	126.72	123.91	124.47	127.84
Asset Quality Ratios:
Non-performing assets to total assets	0.20	0.21	0.22	0.20	0.21
Non-performing loans(3) to total loans(4)	0.29	0.28	0.31	0.29	0.28
Allowance for loan losses to non-performing loans held-for-investment(3)	288.48	299.06	270.02	288.48	299.06
Allowance for loan losses to originated loans held-for-investment, net(5)	0.93	0.99	0.94	0.93	0.99
Allowance for loan losses to total loans held-for-investment, net(6)	0.84	0.85	0.84	0.84	0.85

(1)	Annualized when appropriate.

(2)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

(3)	Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing (excluding PCI loans), and are included in total loans held-for-investment, net.

(4)	Includes originated loans held-for-investment, PCI loans, and acquired loans.

(5)	Excludes PCI loans and acquired loans held-for-investment, and related reserve balances.

(6)	Includes PCI and acquired loans held-for-investment.
(7) The three months and year ended December 31, 2018, included excess tax benefits of $514,000, and $2.7 million, respectively, related to the exercise or vesting of equity awards. There were no material tax benefits in the three months or year ended December 31, 2019, and the three months ended September 30, 2019. Excess tax benefits will fluctuate based on the Company's stock price and timing of employee stock option exercises and vesting of other share-based awards.
(8) The three months ended December 31, 2019, and September 30, 2019, included tax-exempt income of $1.0 million and 2.4 million, respectively, from bank owned life insurance proceeds in excess of the cash surrender value of the policies. The year ended December 31, 2019, included tax-exempt income of $3.4 million from bank owned life insurance proceeds in excess of the cash surrender value of the policies.
(9) The three months and year ended December 31, 2019, included $755,000, after-tax, in occupancy expense related to the consolidation of three branches, and $125,000 of merger-related expenses.
(10) The three months ended September 30, 2019, and the year ended December 31, 2019, included after tax income of $1.6 million related to recoveries on loans previously charged-off.

NORTHFIELD BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts) (unaudited)

	December 31, 2019	September 30, 2019	December 31, 2018
ASSETS:
Cash and due from banks	$15,409	$17,487	$15,147
Interest-bearing deposits in other financial institutions	132,409	52,165	62,615
Total cash and cash equivalents	147,818	69,652	77,762
Trading securities	11,222	10,375	8,968
Debt securities available-for-sale, at estimated fair value	1,138,352	1,059,560	808,031
Debt securities held-to-maturity, at amortized cost	8,762	8,817	9,505
Equity securities	3,341	2,288	1,280
Originated loans held-for-investment, net	2,987,067	2,859,704	2,678,877
Loans acquired	432,653	478,009	546,150
Purchased credit-impaired (PCI) loans held-for-investment	17,365	17,435	20,143
Loans held-for-investment, net	3,437,085	3,355,148	3,245,170
Allowance for loan losses	(28,707)	(28,066)	(27,497)
Net loans held-for-investment	3,408,378	3,327,082	3,217,673
Accrued interest receivable	14,609	13,818	12,959
Bank owned life insurance	153,459	154,204	154,135
Federal Home Loan Bank of New York stock, at cost	39,575	32,105	22,517
Operating lease right of use assets	39,504	41,228	—
Premises and equipment, net	25,659	25,967	25,605
Goodwill	38,411	38,411	38,411
Other assets	26,212	24,804	31,586
Total assets	$5,055,302	$4,808,311	$4,408,432

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES
Deposits	$3,408,233	$3,337,309	$3,286,512
Securities sold under agreements to repurchase	75,000	75,000	—
Federal Home Loan Bank advances and other borrowings	782,004	616,161	408,891
Lease liabilities	44,069	45,196
Advance payments by borrowers for taxes and insurance	20,045	18,751	18,007
Accrued expenses and other liabilities	30,098	25,954	28,583
Total liabilities	4,359,449	4,118,371	3,741,993
Total stockholders’ equity	695,853	689,940	666,439
Total liabilities and stockholders’ equity	$5,055,302	$4,808,311	$4,408,432

Total shares outstanding	49,175,347	49,154,878	49,635,673
Tangible book value per share (1)	$13.35	$13.24	$12.63

(1)
Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Core deposit intangibles were $769,000, $833,000, and $1.0 million at December 31, 2019, September 30, 2019, and December 31, 2018, respectively, and are included in other assets.

NORTHFIELD BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except share and per share amounts) (unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2019	2018	2019	2019	2018
Interest income:
Loans	$34,950	$32,905	$35,285	$136,133	$127,591
Mortgage-backed securities	5,628	3,718	5,409	19,710	12,987
Other securities	1,256	1,685	1,511	6,331	4,112
Federal Home Loan Bank of New York dividends	480	443	396	1,618	1,683
Deposits in other financial institutions	323	197	246	1,351	919
Total interest income	42,637	38,948	42,847	165,143	147,292
Interest expense:
Deposits	10,016	8,887	10,516	41,328	27,741
Borrowings	4,145	2,057	3,511	12,030	8,309
Total interest expense	14,161	10,944	14,027	53,358	36,050
Net interest income	28,476	28,004	28,820	111,785	111,242
Provision (recovery) for loan losses	772	607	(1,300)	22	2,615
Net interest income after provision for loan losses	27,704	27,397	30,120	111,763	108,627
Non-interest income:
Fees and service charges for customer services	1,248	1,275	1,286	4,881	4,877
Income on bank owned life insurance	1,952	918	3,268	7,023	3,705
Gains on available-for-sale debt securities, net	177	—	123	514	178
Gains (losses) on trading securities, net	531	(1,593)	28	1,988	(879)
Other	287	40	28	402	246
Total non-interest income	4,195	640	4,733	14,808	8,127
Non-interest expense:
Compensation and employee benefits	9,681	7,121	9,033	39,571	34,802
Occupancy	4,190	3,035	3,084	13,676	12,096
Furniture and equipment	281	257	280	1,085	1,004
Data processing	1,462	1,484	1,517	5,679	5,011
Professional fees	1,049	924	938	3,545	3,482
Advertising	601	911	746	3,442	2,726
FDIC insurance	26	253	5	563	1,065
Other	1,436	1,792	1,266	5,988	6,857
Total non-interest expense	18,726	15,777	16,869	73,549	67,043
Income before income tax expense	13,173	12,260	17,984	53,022	49,711
Income tax expense(1)	3,052	2,314	4,845	12,787	9,632
Net income	$10,121	$9,946	$13,139	$40,235	$40,079
Net income per common share:
Basic	$0.22	$0.21	$0.28	$0.86	$0.87
Diluted	$0.21	$0.21	$0.28	$0.85	$0.85
Basic average shares outstanding	46,709,366	46,698,667	46,631,008	46,783,442	46,319,760
Diluted average shares outstanding	47,119,309	47,013,958	46,979,214	47,163,804	47,107,433

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Three Months Ended
	December 31, 2019			September 30, 2019			December 31, 2018
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$3,380,580	$34,950	4.10%	$3,329,893	$35,285	4.20%	$3,198,288	$32,905	4.08%
Mortgage-backed securities (3)	932,649	5,628	2.39	833,071	5,409	2.58	588,201	3,718	2.51
Other securities (3)	182,912	1,256	2.72	208,196	1,511	2.88	232,777	1,685	2.87
Federal Home Loan Bank of New York stock	36,045	480	5.28	29,974	396	5.24	23,128	443	7.60
Interest-earning deposits in financial institutions	79,241	323	1.62	48,841	246	2.00	47,190	197	1.66
Total interest-earning assets	4,611,427	42,637	3.67	4,449,975	42,847	3.82	4,089,584	38,948	3.78
Non-interest-earning assets	303,297			303,406			243,019
Total assets	$4,914,724			$4,753,381			$4,332,603

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$1,967,609	$5,021	1.01%	$1,940,764	$5,281	1.08%	$1,767,276	$3,907	0.88%
Certificates of deposit	990,855	4,995	2.00	1,007,163	5,235	2.06	1,037,437	4,980	1.90
Total interest-bearing deposits	2,958,464	10,016	1.34	2,947,927	10,516	1.42	2,804,713	8,887	1.26
Borrowed funds	778,386	4,145	2.11	643,280	3,511	2.17	422,422	2,057	1.93
Total interest-bearing liabilities	3,736,850	14,161	1.50	3,591,207	14,027	1.55	3,227,135	10,944	1.35
Non-interest bearing deposits	390,834			382,563			397,022
Accrued expenses and other liabilities	93,497			93,143			50,820
Total liabilities	4,221,181			4,066,913			3,674,977
Stockholders' equity	693,543			686,468			657,626
Total liabilities and stockholders' equity	$4,914,724			$4,753,381			$4,332,603

Net interest income		$28,476			$28,820			$28,004
Net interest rate spread (4)			2.16%			2.27%			2.43%
Net interest-earning assets (5)	$874,577			$858,768			$862,449
Net interest margin (6)			2.45%			2.57%			2.72%
Average interest-earning assets to interest-bearing liabilities			123.40%			123.91%			126.72%

(1)	Average yields and rates are annualized.

(2)	Includes non-accruing loans.

(3)	Debt securities available-for-sale are reported at amortized cost.

(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(6)	Net interest margin represents net interest income divided by average total interest-earning assets.

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Years Ended
	December 31, 2019			December 31, 2018
	Average Outstanding Balance	Interest	Average Yield/ Rate	Average Outstanding Balance	Interest	Average Yield/ Rate
Interest-earning assets:
Loans (1)	$3,297,859	$136,133	4.13%	$3,176,965	$127,591	4.02%
Mortgage-backed securities (2)	777,997	19,710	2.53	540,859	12,987	2.40
Other securities (2)	216,125	6,331	2.93	153,346	4,112	2.68
Federal Home Loan Bank of New York stock	28,223	1,618	5.73	24,731	1,683	6.81
Interest-earning deposits in financial institutions	67,289	1,351	2.01	63,898	919	1.44
Total interest-earning assets	4,387,493	165,143	3.76	3,959,799	147,292	3.72
Non-interest-earning assets	297,872			242,128
Total assets	$4,685,365			$4,201,927

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$1,921,564	$20,473	1.07%	$1,681,567	$11,053	0.66%
Certificates of deposit	1,027,122	20,855	2.03	956,821	16,688	1.74
Total interest-bearing deposits	2,948,686	41,328	1.40	2,638,388	27,741	1.05
Borrowed funds	576,284	12,030	2.09	459,180	8,309	1.81
Total interest-bearing liabilities	3,524,970	53,358	1.51	3,097,568	36,050	1.16
Non-interest bearing deposits	384,740			405,319
Accrued expenses and other liabilities	92,469			49,157
Total liabilities	4,002,179			3,552,044
Stockholders' equity	683,186			649,883
Total liabilities and stockholders' equity	$4,685,365			$4,201,927

Net interest income		$111,785			$111,242
Net interest rate spread (3)			2.25%			2.56%
Net interest-earning assets (4)	$862,523			$862,231
Net interest margin (5)			2.55%			2.81%
Average interest-earning assets to interest-bearing liabilities			124.47%			127.84%

(1)	Includes non-accruing loans.

(2)	Debt securities available-for-sale are reported at amortized cost.

(3)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average total interest-earning assets.